Exhibit 99.1

Cerus Corporation Announces Fourth Quarter and Full-Year 2023 Financial Results

Sequential Revenue Growth in the Fourth Quarter Driven by Sales in North America

Narrowed GAAP Net Loss Attributable to Cerus Corporation to $1.3 Million for the Fourth Quarter and Achieved Goal of Adjusted EBITDA Breakeven for the Fourth Quarter

Reiterating Full-Year 2024 Product Revenue Guidance Range of $172-175 Million

CONCORD, CA, March 5, 2024 - Cerus Corporation (Nasdaq: CERS) today announced financial results for the fourth quarter and full year ended December 31, 2023.

Recent highlights include:

•
Fourth-quarter 2023 and full-year 2023 total revenue was comprised of (in thousands, except %):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2023	2022	$	%	2023	2022	$	%
Product Revenue	$46,768	$44,034	$2,734	6%	$156,367	$162,048	$(5,681)	-4%
Government Contract Revenue	6,574	7,287	(713)	-10%	30,430	26,267	4,163	16%
Total Revenue	$53,342	$51,321	$2,021	4%	$186,797	$188,315	$(1,518)	-1%

•
The Company is reiterating its full-year 2024 annual product revenue guidance range of $172 million to $175 million. Included in this range is full-year 2024 guidance for INTERCEPT Fibrinogen Complex, which is expected to be between $8 million to $10 million.
•
Cash and cash equivalents and short-term investments were $65.9 million at December 31, 2023.

“Our fourth quarter performance sets the stage well for what we expect will be sustainable growth, beginning in 2024. On the commercial side, we continue to expect double-digit product revenue growth in 2024, rooted in both the expansion of our INTERCEPT platelet and plasma systems in both the U.S. and internationally, as well as the growth of INTERCEPT Fibrinogen Complex through large national blood center partnerships,” stated William “Obi” Greenman, Cerus’ president and chief executive officer. “It is encouraging to see that pathogen inactivation has secured its position as a foundational technology for blood safety and availability across the globe, and we are excited about the opportunities ahead of us for expanding its reach.”

“For the fourth quarter, reported net loss attributable to Cerus Corporation narrowed to $1.3 million. In addition, our fourth quarter achievement of reaching and surpassing adjusted EBITDA breakeven is a meaningful milestone for Cerus, and one that we are committed to sustaining and improving upon going forward. We also remain on track to announce the top-line readout soon from ReCePI, the first of our two U.S. Phase 3 studies for INTERCEPT Red Blood Cells,” continued Greenman.

Revenue

Product revenue during the fourth quarter of 2023 was $46.8 million, compared to $44.0 million during the prior year period, driven by growth of INTERCEPT platelets across North America, including in both the U.S. and Canada. Product revenue for the full year 2023 was $156.4 million, in line with the Company’s 2023 product revenue guidance range of $155-$158 million, compared to $162.1 million for the full year 2022 driven by previously detailed customer ordering patterns, market dynamics, and timing of national sales agreements for INTERCEPT Fibrinogen Complex.

Fourth-quarter 2023 government contract revenue was $6.6 million, compared to $7.3 million during the prior year period. Our government contract revenue was comprised of funding associated with research and development (R&D) activities related to the INTERCEPT Blood System for Red Blood Cells (RBCs) as well as efforts related to the development of next-generation pathogen reduction technology to treat whole blood and development of a lyophilized INTERCEPT Fibrinogen Complex. Reported government contract revenue during the fourth quarter 2023 decreased versus the prior year period primarily due to completion of enrollment across sites in our U.S. Phase 3 ReCePI study for the INTERCEPT Blood System for RBCs.

Product Gross Profit & Margin

Product gross profit for the fourth quarter of 2023 was $26.0 million, increasing by 6% over the prior year period. Product gross margin for the fourth quarter of 2023 was relatively stable year over year at 55.5% compared to 55.7% for the fourth quarter of 2022.

Full-year 2023 product gross profit was $86.4 million, comparable to the prior year. Product gross margin for the full year 2023 was 55.3% compared to 53.7% for the prior year. The improvement in product gross margins was driven by a relatively higher percentage of U.S. sales and increased platelet sales as a relative percentage of total product revenue.

Operating Expenses

Total operating expenses for the fourth quarter of 2023 were $31.6 million compared to $41.8 million for the same period of the prior year, reflecting a year-over-year decrease of 24%. For the full year, 2023 total operating expenses totaled $146.9 million, comparable to 2022 total operating expenses of $147.4 million.

R&D expenses for the fourth quarter of 2023 were $14.3 million, compared to $18.6 million for the fourth quarter of 2022. For the full year 2023, R&D expenses totaled $67.6 million, compared to $64.1 million for the full year 2022. The year-over-year increase in R&D expenses for the full year relate to increased costs associated with development of our next generation illuminator and increased clinical activities which, combined, were partially offset by the impact of our June 2023 restructuring initiatives and lower non-cash stock-based compensation expense.

Selling, general, and administrative (SG&A) expenses narrowed for the fourth quarter of 2023 and totaled $17.3 million, compared to $23.2 million for the fourth quarter of 2022. For the full year 2023, SG&A expenses totaled $75.5 million, compared to $83.3 million for the full year 2022. The year-over-year decrease in SG&A expenses for the fourth quarter and full year was tied to the impact of our June 2023 restructuring initiative and lower non-cash stock-based compensation.

Net Loss Attributable to Cerus Corporation

Net loss attributable to Cerus Corporation for the fourth quarter of 2023 was $1.3 million, or $0.01 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $13.6 million, or $0.08 per basic and diluted share, for the fourth quarter of 2022.

For the full year 2023, net loss attributable to Cerus Corporation was $37.5 million, or $0.21 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $42.8 million, or $0.24 per basic and diluted share, for the full year 2022.

Non-GAAP Adjusted EBITDA

Non-GAAP Adjusted EBITDA for the fourth quarter of 2023 was positive $4.7 million, compared to non-GAAP Adjusted EBITDA of negative $3.7 million for the fourth quarter of 2022. Full-year 2023 non-GAAP Adjusted EBITDA was negative $10.7 million, compared to non-GAAP Adjusted EBITDA of negative $12.4 million for full year 2022. For additional information, please see definitions and the reconciliation of this non-GAAP measure to net loss attributable to Cerus Corporation accompanying this release.

Balance Sheet & Cash Use

At December 31, 2023, the Company had cash and cash equivalents and short-term investments of $65.9 million, compared to $79.0 million at September 30, 2023, and $102.2 million at December 31, 2022.

As of December 31, 2023, the Company had $60.0 million outstanding on its term loan and $20.0 million drawn on its revolving credit facility. The Company’s revolving line of credit allows for an additional $15.0 million.

For the fourth quarter of 2023, net cash used in operating activities totaled $15.2 million as compared to $1.8 million during the prior year period, while for the full year 2023, net cash used in operating activities totaled $43.2 million, compared with $25.6 million for the full year 2022. Throughout 2023, the Company invested in working capital, namely increased inventory and a significant paydown of its accounts payable and accrued liabilities. The Company plans to bring down reported December 31, 2023 inventory levels and manage other working capital items closely, in order to move closer to generating operating cash flows based on its stated product revenue guidance.

Reiterating 2024 Product Revenue Guidance

The Company expects full-year 2024 product revenue will be in the range of $172 million to $175 million. Included in this range is full-year 2024 INTERCEPT Fibrinogen Complex revenue guidance between $8 million to $10 million.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through March 19, 2024.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to: Cerus’ 2024 annual product revenue guidance and related expectation for double-digit product revenue growth; Cerus’ expectations for growth of INTERCEPT Fibrinogen Complex (IFC) through large national blood center partnerships; Cerus’ expectations with respect to adjusted EBITDA going forward; Cerus’ remaining on track to announce the top-line readout from the ReCePI study soon; Cerus continuing to have access to $15.0 million under its revolving line of credit; Cerus’ plan to bring down inventory levels and tightly manage other working capital items in order to move closer to generating operating cash flows; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2024 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, (e) effectively expand its commercialization activities into additional geographies and/or (f) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with macroeconomic developments, including ongoing military conflicts in Ukraine and Israel and the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to the highly concentrated market for the INTERCEPT Blood System; risks related to how any future platelet additive solution (PAS) supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) additional manufacturing site Biologics License Applications necessary for Cerus to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, (c) Cerus may be unable to report data from its ReCePI study in a timely manner or at all, and (d) Cerus may be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from military conflicts, the COVID-19 pandemic, rising interest rates, inflation or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including the ongoing military conflicts in Ukraine and Israel, rising interest rates, inflation and the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to access additional funds under its credit facility and to meet its debt service obligations, and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, including as it relates to Cerus’ 2024 annual product revenue guidance, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 2, 2023. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Use of Non-GAAP Financial Measures

We define adjusted EBITDA as net loss attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude (i) net loss attributable to noncontrolling interest, (ii) provision for income taxes, (iii) foreign exchange (loss)/gain, (iv) interest income (expense), (v) other income (expense), net (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges. We are presenting this non-GAAP financial measure to assist investors in assessing our operating results. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Cerus’ GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Cerus’ operating results as reported under GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. This non-GAAP financial measure is not necessarily comparable to similarly-titled measures presented by other companies.

Contact:

Jessica Hanover – Vice President, Corporate Affairs

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended	Twelve Months Ended
	December 31	December 31
	2023 vs. 2022	2023 vs. 2022
Platelet Kit Growth
North America	6%	(7%)
International	(5%)	(6%)
Worldwide	3%	(7%)
Change in Calculated Number of Treatable Platelet Doses
North America	3%	(9%)
International	(3%)	(8%)
Worldwide	1%	(8%)

* Dose treatable calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

Cerus Corporation

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2023	2022	$	%	2023	2022	$	%
North America	$32,110	$30,122	$1,988	7%	$99,187	$103,978	$(4,791)	-5%
Europe, Middle East and Africa	13,833	13,482	351	3%	55,008	56,297	(1,289)	-2%
Other	825	430	395	92%	2,172	1,773	399	23%
Total product revenue	$46,768	$44,034	$2,734	6%	$156,367	$162,048	$(5,681)	-4%

CERUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Unaudited Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	Unaudited 2023	Audited 2022
Product revenue	$46,768	$44,034	$156,367	$162,048
Cost of product revenue	20,809	19,498	69,967	74,954
Gross profit on product revenue	25,959	24,536	86,400	87,094
Government contract revenue	6,574	7,287	30,430	26,267
Operating expenses:
Research and development	14,288	18,614	67,639	64,107
Selling, general and administrative	17,269	23,160	75,516	83,335
Restructuring	-	-	3,728	-
Total operating expenses	31,557	41,774	146,883	147,442
Income (loss) from operations	976	(9,951)	(30,053)	(34,081)
Total non-operating expense, net	(2,293)	(3,407)	(7,269)	(8,256)
Loss before income taxes	(1,317)	(13,358)	(37,322)	(42,337)
Provision for income taxes	72	267	325	488
Net loss	(1,389)	(13,625)	(37,647)	(42,825)
Net loss attributable to noncontrolling interest	(61)	(1)	(158)	(46)
Net loss attributable to Cerus Corporation	$(1,328)	$(13,624)	$(37,489)	$(42,779)
Net loss per share attributable to Cerus Corporation:
Basic and diluted	$(0.01)	$(0.08)	$(0.21)	$(0.24)
Weighted average shares outstanding:
Basic and diluted	181,216	177,478	180,270	176,545

Cerus Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2023 (unaudited)	2022 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 11,647	$ 35,585
Short-term investments	54,205	66,569
Accounts receivable	35,500	34,426
Current inventories	39,868	29,003
Prepaid and other current assets	3,221	4,561
Total current assets	144,441	170,144
Non-current assets:
Property and equipment, net	8,640	10,969
Operating lease right-of-use assets	10,713	12,512
Goodwill	1,316	1,316
Non-current inventories	19,501	15,494
Restricted cash and other assets	13,137	7,657
Total assets	$ 197,748	$ 218,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 43,067	$ 58,205
Debt – current	20,000	56,159
Operating lease liabilities – current	2,452	2,105
Deferred revenue – current	2,002	589
Total current liabilities	67,521	117,058
Non-current liabilities:
Debt – non-current	59,796	13,644
Operating lease liabilities – non-current	13,751	15,329
Other non-current liabilities	3,236	3,499
Total liabilities	144,304	149,530
Stockholders' equity:	52,650	67,610
Noncontrolling interest	794	952
Total liabilities and stockholders' equity	$ 197,748	$ 218,092

CERUS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2023	2022	2023	2022
Net loss attributable to Cerus Corporation	$ (1,328)	$ (13,624)	$ (37,489)	$ (42,779)

Adjustments to net loss attributable to Cerus Corporation:
Net loss attributable to noncontrolling interest	(61)	(1)	(158)	(46)
Provision for income taxes	72	267	325	488
Total non-operating expense, net (i)	2,293	3,407	7,269	8,256
Income (loss) from operations	976	(9,951)	(30,053)	(34,081)

Adjustments to loss from operations:
Operating depreciation and amortization	1,221	990	4,534	4,073
Government contract revenue (ii)	(6,574)	(7,287)	(30,430)	(26,267)
Direct expenses attributable to government contracts (iii)	4,093	5,293	20,893	19,303
Share-based compensation (iv)	4,903	7,255	20,271	24,456
Costs attributable to noncontrolling interest (v)	124	1	334	67
Restructuring (vi)	-	-	3,728	-
Non-GAAP adjusted EBITDA	$ 4,743	$ (3,699)	$ (10,723)	$ (12,449)

i. Includes interest income/expense and foreign exchange gains/losses.

ii. Represents revenue related to the cost reimbursement provisions under our government contracts.

iii. Represents the direct expenses attributable to work supporting government contracts, which are reimbursed and reflect under government contract revenue in the condensed consolidated statement of operations.

iv. Represents non-cash stock-based compensation.

v. Represents costs associated with the noncontrolling interest in Cerus Zhongbaokang (Shandong) Biomedical Co., LTD.

vi. Represents costs associated with the Company’s restructuring plan implemented in June 2023.